UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934*


                              Hypercom Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44913M105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 March 27, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)

         [X  ]  Rule 13d-1(c)

         [   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              -------------------------
CUSIP No.  44913M105                                   Page  2  of  12  pages
-------------------------                              -------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Offshore Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,776,910
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,776,910
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,776,910
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No.  44913M105                                   Page  3  of  12  pages
-------------------------                              -------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Management, LP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,875,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,875,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,875,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No.  44913M105                                   Page  4  of  12  pages
-------------------------                              -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RCM Advisors, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,875,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,875,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,875,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No.  44913M105                                   Page  5  of  12  pages
-------------------------                              -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Atul Khanna
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,875,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,875,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,875,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP No.  44913M105                                   Page  6  of  12  pages
-------------------------                              -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jonathan Baron
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,875,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,875,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,875,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                                                       -------------------------
                                                       Page  7  of  12  pages
                                                       -------------------------

Item 1
         (a)      Name of Issuer

                  Hypercom Corporation (the "Company")

         (b):     Address of Issuer's Principal Executive Offices

                  2851 West Kathleen Road
                  Phoenix, Arizona 85053

Item 2

         (a)      Name of Person Filing

                  This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons," with respect to shares of Common Stock (as defined in Item 2(d) below) of the Company (the "Shares"):

                  Rockbay Funds
                  -------------

                  (i) Rockbay Capital Offshore Fund, Ltd., a Cayman Islands exempted company ("RCOF"), with respect to the Shares held by it.

                  RCOF is also referred to as a "Rockbay Fund."

                  Investment Manager
                  ------------------

                  (ii) Rockbay Capital Management, LP, a Delaware limited
                       partnership (the "Investment Manager"), with respect to the Shares held by each of the Rockbay Funds.

                  General Partner
                  ---------------

                  (iii) RCM Advisors, LLC, a Delaware limited liability company
                        (the "General Partner"), which serves as the general partner of the Investment Manager, with respect to the Shares held by each of the Rockbay Funds.

                  Reporting Individuals
                  ---------------------

                  (iv) Mr. Atul Khanna ("Mr. Khanna"), a United States citizen, with respect to the Shares held by each of the Rockbay Funds.

                  (v) Mr. Jonathan Baron ("Mr. Baron"), a United States citizen, with respect to the Shares held by each of the Rockbay Funds.

                   Mr. Khanna and Mr. Baron are collectively referred to as the "Reporting Individuals."

                  The Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the investment manager to each of the Rockbay Funds. The General Partner serves as the general partner to the Investment Manager. Mr. Khanna is the Chief Executive Officer, and Mr. Baron is the Senior Managing Director, of the General Partner.

                                                       -------------------------
                                                       Page  8  of  12  pages
                                                       -------------------------

         (b)      Address of Principal Business Office or, if None, Residence

                  The address of the principal business office of each of the Reporting Persons is:

                  600 Fifth Avenue, 24th Floor
                  New York, NY 10020

         (c)      Citizenship

                  Citizenship is set forth in Row 4 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

         (d)      Title of Class of Securities

                  Common Stock, $0.001 par value per share ("Common Stock")

         (e)      CUSIP Number

                  44913M105

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Act.
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.
         (e) [ ] Investment Adviser in accordance with Rule 13d-1
                 (b)(1)(ii)(E).
         (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F).
         (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G).
         (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership

         The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for each of the Rockbay Funds are owned directly by such Rockbay Fund. The Investment Manager, as investment manager to each of the Rockbay Funds, may be deemed to be the beneficial owner of all such Shares owned by the Rockbay Funds. The General Partner, as general partner to the Investment Manager, may be deemed to be the beneficial owner of all Shares owned by the Rockbay Funds. Each of the Reporting Individuals, as an officer of the General Partner with the power to exercise investment discretion, may be deemed to be the beneficial owner of all Shares owned by the Rockbay Funds. Each of the Investment Manager, the General Partner, and the Reporting Individuals hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [ ]

                                                       -------------------------
                                                       Page  9  of  12  pages
                                                       -------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 3, 2006

                                            ROCKBAY CAPITAL OFFSHORE FUND, LTD.


                                             By: /s/ Atul Khanna
                                                 -------------------------------
                                                 Atul Khanna
                                                 Chief Executive Officer


                                            ROCKBAY CAPITAL MANAGEMENT, LP
                                            By: RCM Advisors, LLC


                                             By: /s/ Atul Khanna
                                                 -------------------------------
                                                 Atul Khanna
                                                 Chief Executive Officer


                                            RCM ADVISORS, LLC


                                             By: /s/ Atul Khanna
                                                 -------------------------------
                                                 Atul Khanna
                                                 Chief Executive Officer



                                             /s/ Atul Khanna
                                             -----------------------------------
                                                 Atul Khanna



                                             /s/ Jonathan Baron
                                             -----------------------------------
                                                 Jonathan Baron

                                  EXHIBIT INDEX

Exhibit 99.1 Joint Filing Agreement, dated April 3, 2006, by and among Rockbay Capital Offshore Fund, Ltd., Atul Khanna, and Jonathan Baron